EXHIBIT 99.1

YUME REPORTS FOURTH QUARTER AND FULL YEAR 2016 FINANCIAL RESULTS

Reports $21.2 Million in Programmatic Revenue for Full Year 2016, and Quarterly Net Income of $2.8 Million

Executes against Cost Reduction Initiatives and Achieves Best Quarterly Adjusted EBITDA Margin, 19.4%, in Four Years

Continues Evaluation of Strategic Alternatives

Redwood City, Calif. – February 16, 2017 – YuMe, Inc. (NYSE: YUME), a proven partner for video advertising leadership and innovation, today announced its financial results for the fourth quarter and full year ended December 31, 2016.

“We ended the year strong and executed well against our Q4 financial and strategic goals. Programmatic revenue for fourth quarter and full year beat our guidance. We delivered our healthiest gross margins ever and generated our highest adjusted EBITDA result in four years, all indicating the underlying health of the business,” said Paul Porrini, Chief Executive Officer. “The fourth quarter marked the best quarter for our programmatic business, bringing our full year revenue from programmatic to $21.2 million which gives us continued confidence in our strategy. Further we achieved this growth while significantly expanding profitability. We are very encouraged by these results and believe they set the stage for continued expansion and profitability in 2017.”

Financial highlights for fourth quarter 2016:

●	Revenue of $45.6 million, compared to $53.8 million in the fourth quarter of 2015 (Q4 2015);
o	Revenue from top 20 advertising customers of $23.8 million;
o	Mobile, tablet and connected television impressions accounted for 54% of revenue;
o	Programmatic revenue[1] was $13.3 million.
●	Gross margin of 52.7%, compared to 46.4% in Q4 2015;
●	Net income of $2.8 million, or $0.08 per diluted share, compared to net income of $1.6 million, or $0.05 per diluted share, in Q4 2015;
●	Adjusted EBITDA[2] of $8.8 million, compared to adjusted EBITDA of $5.6 million in Q4 2015.

Financial highlights for full year 2016:

●	Revenue of $160.4 million, compared to $173.3 million in 2015;
o	Revenue from top 20 advertising customers of $69.3 million;
o	Mobile, tablet and connected television impressions accounted for 47% of revenue;
o	Programmatic revenue[1] was $21.2 million.
●	Gross margin of 50.0%, compared to 45.2% in 2015;
●	Net loss of $7.7 million, or $0.22 per diluted share, compared to a net loss of $16.7 million, or $0.49 per diluted share, in 2015;
●	Adjusted EBITDA[2] of $10.9 million, compared to adjusted EBITDA loss of $1.6 million in 2015;
●	$65.7 million in cash, cash equivalents and marketable securities and no debt as of December 31, 2016.

1Programmatic buying is the automated purchase of digital advertising inventory through a combination of machine-based transactions, data and algorithms.

2Adjusted EBITDA is a non-GAAP financial measure that we calculate as net income (loss), adjusted to exclude income taxes, interest expense, depreciation and amortization, stock-based compensation and non-recurring proxy contest, asset impairment and restructuring expenses. We believe that adjusted EBITDA provides useful information to investors in understanding and evaluating our operating results in the same manner as management and the board of directors. This non-GAAP information is not necessarily comparable to non-GAAP information of other companies. Non-GAAP information should not be viewed as a substitute for, or superior to, net income prepared in accordance with GAAP as a measure of our profitability or liquidity. Users of this financial information should consider the types of events and transactions for which adjustments have been made.

Share Repurchase Program Update

For the three month period ended December 31, 2016, the Company acquired approximately 0.6 million shares of its common stock for $2.1 million, at an average price per share of $3.64. From January 1, 2017 through February 15, 2017, the Company acquired approximately 0.2 million shares of its common stock for $0.8 million, at an average price per share of $3.61. Since announcing its $10 million share repurchase program on February 18, 2016 through February 15, 2017, the Company has acquired approximately 2.2 million shares of its common stock for $7.9 million, at an average price per share of $3.63. The Company has $2.1 million left under its share repurchase authorization.

Asset Impairment Charge

In the fourth quarter 2016, the Company impaired its YFP 5.0 supply-side platform and recorded a non-cash asset charge of approximately $922,000. The impairment charge is shown separately on the Company’s Condensed Consolidated Statements of Operations and is also excluded from the Company’s adjusted EBITDA and adjusted net loss calculation as it is both non-cash and one-time in nature. The Company will provide additional disclosure on this topic in its forthcoming Form 10-K.

Strategic Alternatives Update

YuMe is continuing its engagement with Deutsche Bank as its financial advisor to assist in evaluating the Company’s value-enhancing initiatives. The Company will provide an update to this process when it determines that further disclosures are appropriate.

Business Outlook

For the first quarter 2017, the Company expects adjusted EBITDA in the range of $1 million to $3 million. Adjusted EBITDA guidance includes the impact of our restructuring plan announced during the fourth quarter of 2016 and other cost savings initiatives.

Conference Call and Webcast Information

Senior management will host a conference call at 5:00 p.m. ET today to discuss the Company’s results. Investors may access the live call by dialing (866) 393-4306 or (734) 385-2616. A replay will be available through Thursday, February 23 at (855) 859-2056 or (404) 537-3406. (Conference ID: 56328829). A live and archived Webcast of the call will be available at http://investors.yume.com.

About YuMe

YuMe, Inc. (NYSE: YUME) is a leading provider of global audience technologies, curating relationships between brand advertisers and consumers of premium video content across a growing range of connected devices. Combining data-driven technologies with deep insight into audience behavior, YuMe offers brand advertisers end-to-end marketing software that establishes greater brand resonance with engaged consumers. It is the evolution of brand advertising for an ever-expanding video ecosystem. YuMe is headquartered in Redwood City, California, with worldwide offices. For more information, visit YuMe.com/pr, follow @YuMeVideo and like YuMe on Facebook.

YuMe is a trademark of YuMe. All other brands, products or service names are or may be trademarks or service marks of their respective owners.

Forward-Looking Statements

This press release, conference call and webcast of the same date contain forward-looking statements regarding future events and our future financial performance. All statements other than statements of historical fact are statements that could be forward-looking statements, including, but not limited to our Business Outlook, statements about our growth strategy, the impact of restructuring and cost saving initiatives, potential merger and acquisition activity, the impact of management changes, our operating results, financial goals for 2017, market trends, and quotations from management. These forward-looking statements are subject to risks and uncertainties, assumptions and other factors that could cause actual results and the timing of events to differ materially from future results that are expressed or implied in our forward-looking statements. Factors that could cause or contribute to such differences include adaptation to new, changing and competitive technologies and trends in a dynamic market, changes to our management, competitive trends in a dynamic market, our history of net losses and limited operating history, which make it difficult to evaluate our prospects, our fluctuating quarterly results of operations, risks associated with margin shifts in the industry and our dependence on a limited number of customers in a highly competitive industry. These and other risk factors are discussed under “Risk Factors” in YuMe’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2016 that has been filed with the U.S. Securities and Exchange Commission (the “SEC”), and in our future filings and reports with the SEC. The forward-looking statements in this press release are based on information available to YuMe as of the date hereof, and YuMe assumes no obligation to update any forward-looking statements.

Non-GAAP Financial Measures

To supplement our consolidated financial statements, which are prepared and presented in accordance with U.S. generally accepted accounting principles (“GAAP”), we report in this press release and on our webcast adjusted EBITDA, which is a non-GAAP financial measure. We calculate adjusted EBITDA as net income (loss), excluding income taxes, interest expense, depreciation and amortization, stock-based compensation and non-recurring proxy contest, asset impairment and restructuring expenses. We believe that adjusted EBITDA provides useful information to investors in understanding our operating results in the same manner as management and the board of directors. This non-GAAP information is not necessarily comparable to non-GAAP information presented by other companies. Non-GAAP financial information should not be viewed as a substitute for, or superior to, financial information prepared in accordance with GAAP. Users of this non-GAAP financial information should consider the types of events and transactions for which adjustments have been made.

We have included adjusted EBITDA in this release and on our webcast because it is a key measure we use to understand and evaluate our core operating performance and trends, to prepare and approve our annual budget and to develop short- and long-term operational plans. In particular, we believe that adjusted EBITDA can provide a useful measure for period-to-period comparisons of our operating results because it excludes some expenses that may mask underlying trends.

In the table following the financial statements attached to this press release, the non-GAAP financial measures used in this press release are reconciled to the most directly comparable GAAP financial measures. With respect to adjusted EBITDA expectations provided under “Business Outlook” above, quantitative reconciliation to the most directly comparable GAAP financial measure is not reasonably available. We expect that the variability of the above charges may have a significant and unpredictable impact on our future GAAP financial results.

###

Investor Relations

Frank Barbieri

ir@yume.com

650-503-7912

YuMe, Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	As of December 31, 2016	As of December 31, 2015
Assets		(1)
Current assets:
Cash and cash equivalents	$34,700	$17,859
Marketable securities	25,751	30,600
Restricted cash	—	292
Accounts receivable, net	51,171	67,131
Prepaid expenses and other current assets	3,591	3,978
Total current assets	115,213	119,860
Marketable securities, long-term	5,241	11,724
Property, equipment and software, net	11,726	12,110
Goodwill	3,902	3,902
Intangible assets, net	—	659
Restricted cash, non-current	710	403
Deposits and other assets	587	416
Total assets	$137,379	$149,074

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$10,775	$12,080
Accrued digital media property owner costs	16,385	17,155
Accrued liabilities	12,192	16,767
Deferred revenue	132	214
Capital lease	8	—
Total current liabilities	39,492	46,216
Capital lease, non-current	13	—
Other long-term liabilities	631	77
Deferred tax liability	—	178
Total liabilities	40,136	46,471

Stockholders’ equity:
Common stock	36	34
Treasury stock	(7,105)	—
Additional paid-in-capital	159,550	150,001
Accumulated deficit	(54,888)	(47,167)
Accumulated other comprehensive loss	(350)	(265)
Total stockholders’ equity	97,243	102,603
Total liabilities and stockholders’ equity	$137,379	$149,074

(1) The condensed consolidated balance sheet as of December 31, 2015 was derived from audited financial statements.

YuMe, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
Revenue	$45,550	$53,836	$160,411	$173,254
Cost of revenue (1)	21,548	28,856	80,190	95,028
Gross profit	24,002	24,980	80,221	78,226
Operating expenses:
Sales and marketing (1)	11,532	14,489	51,676	59,912
Research and development (1)	2,506	2,833	10,968	10,937
General and administrative (1)	4,559	5,812	22,513	23,584
Asset impairment	922	—	922	—
Restructuring	1,577	—	1,577	—
Total operating expenses	21,096	23,134	87,656	94,433
Income (loss) from operations	2,906	1,846	(7,435)	(16,207)
Interest and other expense, net
Interest expense	(1)	(2)	(7)	(8)
Other expense, net	(153)	(94)	(299)	(230)
Total interest and other expense, net	(154)	(96)	(306)	(238)
Income (loss) before income taxes	2,752	1,750	(7,741)	(16,445)
Income tax (expense) benefit	75	(130)	20	(300)
Net income (loss)	$2,827	$1,620	$(7,721)	$(16,745)

Net income (loss) per share:
Basic	$0.08	$0.05	$(0.22)	$(0.49)
Diluted	$0.08	$0.05	$(0.22)	$(0.49)
Weighted-average shares used to compute net income (loss) per share:
Basic	34,195	34,435	34,441	33,829
Diluted	34,815	34,976	34,441	33,829
(1)	Stock-based compensation included above (in thousands, unaudited):

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
Cost of revenue	$34	$67	$178	$312
Sales and marketing	459	748	2,612	3,403
Research and development	276	292	1,200	1,111
General and administrative	1,017	1,038	4,434	4,053
Total stock-based compensation	$1,786	$2,145	$8,424	$8,879

YuMe, Inc.

RECONCILIATION OF NON-GAAP FINANCIAL INFORMATION

(In thousands)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
Net Income (loss)	$2,827	$1,620	$(7,721)	$(16,745)
Adjustments:
Interest expense	1	2	7	8
Income tax expense (benefit)	(75)	130	(20)	300
Depreciation and amortization expense	1,786	1,712	6,876	6,006
Stock-based compensation expense	1,786	2,145	8,424	8,879
Proxy contest expenses	—	—	815	—
Asset impairment	922	—	922	—
Restructuring	1,577	—	1,577	—
Total Adjustments	5,997	3,989	18,601	15,193
Adjusted EBITDA	$8,824	$5,609	$10,880	$(1,552)